FOR IMMEDIATE RELEASE:

Date: January 27, 2011
Contact:     Mr. C. Steven Sjogren
President and Chief Executive Officer
(847) 398-0990

Ben Franklin Financial, Inc.
Announces Deregistration with
Securities and Exchange Commission

ARLINGTON HEIGHTS, ILLINOIS, January 27, 2011 – Ben Franklin Financial, Inc. (the “Company”), (OTCBB: BFFI) announced today that its board of directors approved the termination of the registration of its common stock under the Securities Exchange Act of 1934.  A Form 15 will be filed with the Securities and Exchange Commission (the “SEC”) on or about January 27, 2011 in order to effect such deregistration.  The obligation of Ben Franklin Financial, Inc. to file periodic reports with the SEC, including reports on Forms 10-K, 10-Q and 8-K, will cease upon filing of the Form 15.  Once the Form 15 is effective, which is expected to occur within 90 days of filing, the obligations of the Company to file proxy materials and other reports with the SEC will also cease.

According to C. Steven Sjogren, President and Chief Executive Officer of the Company, “The Company is taking this action in order to reduce operating expenses.  We believe that the continuing increased costs and administrative burdens of public company status, including our reporting obligations with the SEC, outweigh the benefits of public reporting.”  Sjogren also indicated that Ben Franklin Financial will post financial information regarding its operations and financial condition on www.benfrankbank.com, the website of its subsidiary, Ben Franklin Bank of Illinois, and will continue to provide stockholders with an annual report containing audited financial statements.

Ben Franklin Financial, Inc. has two full-service offices in suburban Chicago.  At September 30, 2010, Ben Franklin Financial, Inc. had $116.4 million in assets, $101.6 million in deposits and $13.9 million in stockholder’s equity.